Exhibit 23.6

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named in the Registration Statement on Form S-11 filed by Janus Living, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on February 27, 2026 and in all subsequent pre-effective and post-effective amendments or supplements thereto, and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”), as an individual to become a director of the Company and to the inclusion of the undersigned’s biographical information in the Registration Statement.

/s/ Katherine M. Sandstrom
Name: Katherine M. Sandstrom

Dated: February 27, 2026